Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING OF THE COMPANY PARTIES THAT WILL BE EFFECTUATED THROUGH PART X TO THE ISRAELI INSOLVENCY AND FINANCIAL REHABILITATION LAW, 2018 IN THE STATE OF ISRAEL, A CHAPTER 15 CASE IN THE BANKRUPTCY COURT AND, AS NECESSARY, ANY ADDITIONAL LIQUIDATION, INSOLVENCY OR RESTRUCTURING PROCEEDINGS ON THE TERMS DESCRIBED HEREIN.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A PLAN OF ARRANGEMENT UNDER ISRAELI INSOLVENCY LAW. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF ISRAELI INSOLVENCY LAW, AS APPLICABLE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING the TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of March 26, 2024 (the “Agreement Effective Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, a “Party,” and collectively, the “Parties”):

i.	Gamida Cell Ltd., a limited liability company organized under the laws of the State of Israel (“Gamida Ltd.” or “Company”), and Gamida Cell Inc., a Delaware corporation and wholly-owned subsidiary of Gamida Ltd. (“Gamida Inc.”) (collectively, Gamida Ltd. and Gamida Inc. are the “Company Parties,” and, each, a “Company Party”);

ii.	each holder of Secured Note Claims set forth in Schedule 1 hereto (collectively, the “Consenting Secured Noteholders”) and Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent under the Loan and Security Agreement (the “Secured Note Agent”); and

iii.	each holder of Senior Notes Claims set forth in Schedule 2 hereto (collectively, the “Consenting Senior Noteholders” and, together with the Consenting Secured Noteholders, the “Consenting Creditors”) and Wilmington Savings Fund Society, FSB, in its capacity as trustee under the Senior Notes Indenture (the “Senior Notes Trustee”).

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arms’ length negotiated or been apprised of certain restructuring transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and the exhibits hereto, including the term sheet attached as Exhibit A hereto (as may be amended, supplemented, or otherwise modified from time to time pursuant to this Agreement, the “Restructuring Term Sheet”) (such transactions as described in this Agreement and the exhibits hereto, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement on or promptly after the Agreement Effective Date of Israeli debt arrangement proceedings by the Company Parties under Part X to the Israeli Insolvency and Financial Rehabilitation Law, 2018, in the District Court of Beer Sheba (such court, the “Israeli Court”) (the cases commenced, the “Israeli Debt Arrangement Proceedings”) and, followed by the commencement by Gamida Ltd. of (i) a voluntary case under chapter 15 of the Bankruptcy Code in the Bankruptcy Court (the case commenced, the “Chapter 15 Case”) and, as necessary, (ii) any additional liquidation, insolvency or restructuring proceedings (any such cases commenced, the “Parallel Proceedings”);

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Affiliate” means with respect to any Person, any other Person (A) that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of such Person, other than a Person that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such other Person has not in fact exercised such power to vote; (B) 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or by an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of such Person, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such other Person has not in fact exercised such power to vote; (C) whose business is operated under a lease or operating agreement by such Person, or such other Person substantially all of whose property is operated under an operating agreement with such Person; or (D) that operates the business or substantially all of the property of such Person under a lease or operating agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02 (including the Restructuring Term Sheet).

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any transaction, including without limitation a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties, other than any of the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Business Day” means any day other than a Friday, Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or in the State of Israel.

“Cause(s) of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, equity interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“Chapter 15 Case” has the meaning set forth in the recitals to this Agreement.

“Claim” means (A) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Secured Note Claims and Senior Notes Claims.

“Company Party” and “Company Parties” have the meaning set forth in the recitals to this Agreement.

“Company Releasing Party” means each of the Company Parties, and, to the maximum extent permitted by Law, each of the Company Parties, on behalf of their respective Affiliates and Related Parties.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions or Alternative Restructuring Proposals.

“Confirmation Order” means an order issued by the Israeli Court approving the Plan under the Israeli Debt Arrangement Proceeding.

“Consenting Creditor Advisors” means, collectively, (a) King & Spalding LLP, and (b) Herzog, Fox & Neeman, in each case, in their capacity as professional advisors to the Consenting Creditors.

“Consenting Creditor Releasing Party” means, each of, and in each case in its capacity as such: (a) the Consenting Secured Noteholders; (b) the Secured Note Agent; (c) the Consenting Senior Noteholders; (d) the Senior Notes Trustee; (e) from and after the Plan Effective Date, the Company Releasing Parties; (f) to the maximum extent permitted by Law, each current and former Affiliate of each Person in clause (a) through the following clause (g); and (g) to the maximum extent permitted by Law, each Related Party of each Person in clause (a) through this clause (g).

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consultants” means Rory Nealon, Joseph Wiley and Sheila Frame, and each of their respective officers, associates, employees, agents, representatives and Affiliates designated in by the foregoing in accordance with the consulting services agreement, retained by the Consenting Creditors to advise the Consenting Creditors on certain restructuring matters, including the Company’s cost structure and go-forward business planning.

“Definitive Documents” means the documents listed in Section 3.01.

“Equity Interests” means any ordinary share, common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Company Party, including all issued, unissued, authorized, or outstanding share capital or shares of capital stock of the Company Parties and any other rights, options, warrants, stock appreciation rights, phantom share/stock rights, restricted share/stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Company Party.

“Governmental Regulatory Authority” means any Israeli, U.S. federal, U.S. state, local, or other governmental regulatory authority having jurisdiction over any of the Company Parties or otherwise required to approve or clear any aspect of the Restructuring Transactions.

“Israeli Court Motion” means the motion filed with the Israeli Court regarding creditors meeting and requesting to approve the Plan.

“IIA” means the Israeli Innovation Authority (formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry).

“Israel Insolvency Law” means the Israeli Insolvency and Financial Rehabilitation Law (2018).

“Israeli Court” has the meaning set forth in the recitals of this Agreement.

“Israeli Debt Arrangement Proceedings” has the meaning set forth in the recitals of this Agreement.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court and the Israeli Court).

“Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of December 12, 2022, by and among Gamida Cell Inc., as Borrower, Gamida Cell Ltd., as Holdings, the Secured Note Agent, the lenders party thereto from time to time, and the other guarantors party thereto, as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Milestones” have the meaning set forth in Section 4.01 of this Agreement.

“Parallel Proceedings” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, estate, unincorporated organization, joint venture or other enterprise or entity or Governmental Regulatory Authority or other governmental unit.

“Petition Date” means the first date any of the Company Parties commences an Israeli Debt Arrangement Proceeding.

“Plan” means a scheme of arrangement under Israel Insolvency Law that is an “Acceptable Plan” as defined in the Restructuring Term Sheet.

“Plan Effective Date” means the date on which the Plan becomes effective according to its terms, which shall be conditioned upon, (i) entry of order by Israeli Court confirming the Plan, (ii) necessary approvals by Company Parties implementing the Restructuring Transactions, (iii) execution of the applicable Definitive documents by the applicable Parties, and (iv) payment of all outstanding fees and expenses of the Secured Note Agent, the Senior Notes Trustee, the Consenting Creditor Advisors, the Secured Note Agent Advisors, and the Senior Notes Trustee Advisors.

“Recognition Order” means one or more orders issued by the Bankruptcy Court (i) recognizing the Israeli Debt Arrangement Proceeding as foreign main or foreign non-main proceeding, (ii) recognizing and giving full force and effect to the Plan, and (iii) granting any related relief.

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of a Person), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s respective heirs, executors, estates, and nominees.

“Released Claim” means, with respect to any Releasing Party, any Claim, or Cause of Action that is released by such Releasing Party under the Releases.

“Released Company Parties” means each of, and in each case in its capacity as such: (a) the Company Parties; (b) current and former Affiliates of each Person in clause (a) through the following clause (c); and (c) each Related Party of each Person in clause (a) through this clause (c).

“Released Consenting Creditor Parties” means, each of, and in each case in its capacity as such: (a) the Consenting Secured Noteholders; (b) the Secured Note Agent; (c) the Consenting Senior Noteholders; (d) the Senior Notes Trustee; (e) current and former Affiliates of each Person in clause (a) through the following clause (f); and (f) each Related Party of each Person in clause (a) through this clause (e).

“Released Parties” means each Released Company Party and each Released Consenting Creditor Party.

“Releases” means the releases contained in Annex 1 to the Restructuring Term Sheet.

“Releasing Parties” means, collectively, each Company Releasing Party and each Consenting Creditor Releasing Party.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Secured Note Agent” has the meaning set forth in the recitals of this Agreement.

“Secured Note Agent Advisors” means, collectively, (a) Seward & Kissel LLP, and (b) Herzog, Fox & Neeman, in each case, in their capacity as professional advisors to the Secured Note Agent.

“Secured Note Claims” means any Claims held by the Consenting Secured Noteholders under the Loan and Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes Claims” any Claims held by the Consenting Senior Noteholders under the Senior Notes Indenture.

“Senior Notes Indenture” means that certain Indenture, dated as of February 16, 2021, by and among Gamida Cell Inc., as Issuer, Gamida Cell Ltd., as Guarantor, the Senior Notes Trustee, and the other guarantors party thereto, as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Notes Trustee” has the meaning set forth in the recitals of this Agreement.

“Senior Notes Trustee Advisors” means, collectively, (a) Seward & Kissel LLP, and (b) Herzog, Fox & Neeman, in each case, in their capacity as professional advisors to the Secured Note Agent.

“Termination Date” means the date on which termination of this Agreement is effective in accordance with Sections 13.01, 13.02, , 13.03, or 13.04.

“Transfer” means (A) the creation of a lien; (B) the retention of title as a security interest; (C) the foreclosure of a Person’s equity of redemption; or (D) each mode, direct or indirect, absolute or conditional, voluntary or involuntary, of disposing of or parting with—(i) property; or (ii) an interest in property.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee assumes the rights and obligations of a transferee under, and is bound by the terms of, this Agreement and substantially in the form attached hereto as Exhibit B.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document (other than a Definitive Document) being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not;

(j) the phrase “counsel to the Consenting Creditors” refers in this Agreement to each counsel specified in Section 15.09 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which each of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to each of the Parties;

(b) each of the Company Parties shall have delivered the Plan and the Israeli Court Motion to each of the Parties, each in form and substance reasonably acceptable to Consenting Creditors;

(c) holders of 100% of the aggregate outstanding principal amount of the Senior Notes Claims and Secured Note Claims shall have executed and delivered counterpart signature pages of this Agreement to each of the Parties; and

(d) the Secured Note Agent, at the direction of the Consenting Secured Noteholders, and the Senior Notes Trustee, at the direction of the Consenting Senior Noteholders, shall have executed and delivered counterpart signature pages of this Agreement to each of the Parties.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include the following:

(a) the Confirmation Order;

(b) the Recognition Order;

(c) the Plan;

(d) a contingent value rights agreement, in form and substance mutually agreeable to the Company Parties and the Consenting Creditors;

(e) all material pleadings filed by the Company Parties in connection with the Israeli Debt Arrangement Proceedings (or related order), including the Israeli Court Motion, and all orders sought pursuant thereto; provided, however, that any monthly or quarterly operating reports, retention applications, fee applications, fee statements, and any declarations in support thereof or related thereto shall not constitute material pleadings;

(f) all material pleadings filed by the Company Parties in connection with the Chapter 15 Case (or related order), and all orders sought pursuant thereto;

(g) if applicable, all material pleadings filed by the Company Parties in connection with any Parallel Proceedings (or related order), and all orders sought pursuant thereto; and

(h) any and all other deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments or other documents reasonably necessary or desirable to consummate and document the transactions contemplated by this Agreement or the Restructuring Transactions (including any exhibits, amendments, modifications, or supplements from time to time).

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants, as applicable, consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Consenting Creditors.

Section 4. Milestones.

4.01. The Company Parties shall implement the Restructuring Transactions in accordance with the milestones set forth in the Term Sheet (the “Milestones”), unless extended or waived in writing in advance by the Consenting Creditors provided that if any such Milestone falls on a date which is not a Business Day, such Milestone shall be automatically extended to the first Business Day thereafter.

Section 5. Commitments of the Consenting Creditors.

5.01. General Commitments.

(a) Affirmative Commitments. During the Agreement Effective Period, each Consenting Creditor agrees, severally and not jointly, subject to Section 6, in respect of all of its Company Claims/Interests, to:

(i) support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions, including cooperation with the IIA and IIA-related filings as necessary;

(ii) consent to, support, and participate in all of the releases and exculpation provisions contained herein or described in the Restructuring Term Sheet; and

(iii) work in good faith with the Company Parties to determine if any additional Parallel Proceedings are reasonable and necessary;

(b) Negative Commitments. During the Agreement Effective Period, each Consenting Creditor agrees, severally and not jointly, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) file or join in any motion, objection, pleading, or other document with the Bankruptcy Court, Israeli Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement;

(iii) exercise any remedies or otherwise take any enforcement action prior to the Termination Date with respect to any Default or Event of Default, whether or not existing as of the date of this Agreement or which may occur or be deemed to occur during the effectiveness of this Agreement (each as defined in the Senior Notes Indenture or the Loan and Security Agreement, as applicable) (including, but not limited to, any Default or Event of Default that is caused solely by the Company’s entry into this RSA or the Definitive Documents and the Restructuring Transactions contemplated herein and therein), under the Senior Notes Indenture or the Loan and Security Agreement, as applicable, provided that, for the avoidance of doubt, following the Termination Date (if applicable), the Consenting Creditors shall be entitled to exercise all rights and remedies pursuant to the terms of the Senior Notes Indenture, Loan and Security Agreement, and/or applicable law; and

(iv) initiate, or have initiated on its behalf, any litigation or proceeding of any kind against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; provided, that any Consenting Creditor may file motions, pleadings, or other documents with the Bankruptcy Court, Israeli Court or any other court (including any modifications or amendments thereof) with respect to its or their rights under any Definitive Document and relating to or arising from matters and rights not specifically set forth in this Agreement, including the Restructuring Term Sheet.

5.02. Commitments with Respect to Israel Insolvency Proceedings and Chapter 15 Case.

(a) During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees, severally and not jointly, that it shall

(i) support, and vote in favor of, the Plan; and

(ii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clause (i) above; provided that, nothing in this Agreement shall prevent any Consenting Creditor from changing, withholding, amending, or revoking (or causing the same) its vote, election, or consent with respect to the Plan if this Agreement has been terminated as in accordance with its terms; and

(iii) if it is a legal entity that (a) is neither registered in nor incorporated under the laws of the State of Israel and (b) will hold more than 5% of Gamida Ltd.’s issued and outstanding share capital following the consummation of the Plan, it shall execute and deliver to Gamida Ltd. an undertaking to the IIA in a customary form or in such other form as agreed in writing by the IIA and the Consenting Creditors prior to the consummation of the Plan.

Section 6. Additional Provisions Regarding the Consenting Creditors’ Commitments.

6.01. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, their related Affiliates or any other party in interest in the Israeli Debt Arrangement Proceedings;

(b) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions;

(c) constitute a waiver or amendment of any provision of the Senior Notes Indenture or the Loan and Security Agreement or similar agreements executed in connection with the Senior Notes Indenture or Loan and Security Agreement;

(d) be construed to prevent any Consenting Creditor from exercising any consent or consultation rights provided in the Definitive Documents;

(e) prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(f) except as set forth in the Definitive Documents, require any Consenting Creditor to (1) incur any material expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in material expenses, liabilities, or other obligations to any Consenting Creditor or its Affiliates or (2) provide any information that it reasonably determines to be sensitive or confidential;

(g) subject to Section 5.01(b)(iii), prohibit any Consenting Creditor from taking any action to prepare, commence, or support any action or other legal proceeding that seeks to establish, or defend from challenge, the amount, validity, allowance, character, enforceability, liens or encumbrances securing, or priority of any Company Claim/Interest of any Consenting Creditor, provided that any such action does not delay, impede, or interfere with acceptance, implementation, or consummation of the Restructuring Transactions; or

(h) limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order, the Recognition Order, or any other Definitive Document.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including cooperation with IIA and IIA-related filings as necessary;

(c) consent to, support, and participate in all of the releases and exculpation provisions contained herein or described in the Restructuring Term Sheet;

(d) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions, including, without limitation, any consent necessary from the IIA, or any applicable United States law with respect to any of the actions under any of the Restructuring Transactions;

(e) cooperate fully, and cause its officers, directors, employees, managers, consultants, and advisors to cooperate fully, with the Consenting Creditors, the Consenting Creditor Advisors and the Consultants, in furnishing information as and when reasonably requested by the Consenting Creditors, the Consenting Creditor Advisors or the Consultants regarding the Company’s financial affairs, finances, financial condition, employees, business and operations and directs and authorizes its officers, directors, employees, managers, consultants, and advisors to fully disclose to the Consenting Creditors, the Consenting Creditor Advisors and the Consultants all information reasonably requested by such parties regarding the foregoing. The Company authorizes the Consenting Creditors, the Consenting Creditor Advisors and the Consultants to meet and/or have discussions with any of the Company’s officers, directors, employees, managers, consultants, and advisors from time to time as reasonably requested by the Consenting Creditors, the Consenting Creditor Advisors and the Consultants (regardless of whether employees of the Company are present) to discuss any matters regarding the Company’s financial affairs, finances, financial condition, business and operations, and shall direct and authorize all such persons and entities to fully disclose to the Consenting Creditors, the Consenting Creditor Advisors and the Consultants all information reasonably requested by such parties regarding the foregoing. Each Company Party waives and releases any such officer, director, employee, manager, consultant, and advisor from the operation and provisions of any confidentiality agreement with the Company Parties, such that such person or entity is not prohibited from providing any of the foregoing information to the Consenting Creditors, the Consenting Creditor Advisors and the Consultants on a confidential basis;

(f) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g) [reserved]

(h) use commercially reasonable efforts to implement cost cutting measures as reasonably requested by the Consenting Creditors;

(i) comply with the Approved Budget and the Permitted Variances covenant (each as defined and set forth in the Restructuring Term Sheet);

(j) (1) provide counsel for the Consenting Creditors a reasonable opportunity to review draft copies of all material pleadings, including the Israeli Court Motion, in the Israeli Debt Arrangement Proceeding and the Chapter 15 Case and, (2) to the extent reasonably practicable, provide a reasonable opportunity to counsel to any Consenting Creditors materially affected by such filing to review draft copies of other documents that the Company Parties intend to file with the Bankruptcy Court or Israeli Court, as applicable;

(k) work in good faith with the Consenting Creditors to determine if any Parallel Proceedings are reasonable and necessary; and

(l) as soon as practicable and in any event, unless otherwise agreed to by the Consenting Creditors, within two (2) Business Days after the Company Parties receive notice or obtain knowledge of any of the following, give written notice to the Consenting Creditors of (each of the following, individually, a “Material Event”):

(i) the resignation of any officer of any Company Party or of any director or member of the board of directors, board of managers, or such similar governing body of any Company Party;

(ii) any material loss or damage to any assets or property of the Company Parties;

(iii) the filing or commencement by any Governmental Regulatory Authority of any action, suit or other proceeding for the condemnation or other taking (including by eminent domain) of any material portion of the assets of the Company Parties;

(iv) the filing or commencement of any motion, action, suit or other proceeding against any Company Parties by or before any court or arbitrator or Governmental Regulatory Authority (i) involving material claims against any Company Parties, (ii) seeking any material injunctive, declaratory or other equitable relief against any Company Parties, (iii) instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying or withholding any material approval from a Governmental Regulatory Authority, as applicable;

(v) any written notice to any of the Company Parties indicating that any material approval by a Governmental Regulatory Authority will not be granted or renewed, or will not be granted or renewed in time to allow continued operation of any the Company Parties’ business operations in compliance with all applicable Law, or will be granted or renewed on terms more burdensome than proposed, or will be terminated, revoked or suspended, or the filing or commencement of any action, suit or other proceeding seeking any of the foregoing; and

(vi) any default, event of default, termination event, or other breach under any material contract of the Company Parties, or any amendment of, supplement to or other modification of any such material contract, or any event, circumstance or occurrence which could reasonably be expected to materially impair or affect either the Company Parties or the relevant counterparty’s performance of its material obligations or lead the relevant Company Parties or any other party thereto to terminate any such material contract, including any assignment of any such material contract.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement;

(c) file any motion, pleading, or Definitive Documents with the Israeli Court, Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement;

(d) hire or otherwise engage any new or former director, officer, employee, independent contractor, consultant or advisor without first obtaining the written consent of the Consenting Creditors;

(e) commence, continue, settle or otherwise resolve any dispute, action, proceeding, or legal restraint with respect to any Material Event, including, without limitation, (i) to set aside, restrain, enjoin or prevent the full performance of any material contract, (ii) that questions the validity thereof or the rights or remedies of the Company Parties thereunder, and (iii) with respect to any permit, license, or other approval from a Governmental Regulatory Authority, in each case without the prior written consent of the Consenting Creditors; or

(f) enter into any material definitive agreement or transaction without the prior written consent of the Consenting Creditors other than with respect to an Alternative Restructuring Proposal, without limiting the rights of Consenting Creditors hereunder and under applicable law.

Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to an Alternative Restructuring Proposal to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement (other than a failure to comply with this Section 8) or any other Definitive Document; provided, however, that, for avoidance of doubt, nothing herein shall (i) limit the rights of Consenting Creditors with respect to any such Alternative Restructuring Proposal hereunder or pursuant to applicable Law or (ii) obligate Consenting Creditors to support any such Alternative Restructuring Proposal.

8.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate any Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposal; (c) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals to the extent required under applicable Law or its fiduciary obligations under applicable Law or would be required if the applicable corporation were a Delaware corporation; (e) subject to Section 8.01 of this Agreement, enter into Alternative Restructuring proposals; and (f) enter into or continue discussions or negotiations with holders of Claims or Equity Interests, any other party in interest in the Israeli Debt Arrangement Proceedings or Chapter 15 Case, or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals, provided that each such Company Party will inform the Consenting Creditors of any such actions listed in items (a) through (f) herein in writing, and shall provide the Consenting Creditors with any information requested by them with respect to such Alternative Restructuring Proposal and the Company’s determination concerning such Alternative Restructuring Proposal.

8.03. Except as otherwise set forth in any order of the Israeli Court or Bankruptcy Court, at all times prior to the date on which the Company Parties enter into a definitive agreement in respect of an Alternative Restructuring Proposal, the Company Parties shall provide the Consenting Creditors Advisors reasonably detailed updates with respect to the receipt of any offer or indication of interest that might result in an Alternative Restructuring Proposal and on the status of discussions or negotiations regarding any Alternative Restructuring Proposal (including the terms thereof subject to any applicable confidentiality restrictions) within two (2) Business Days of the Company Parties’ or their advisors’ receipt of any such Alternative Restructuring Proposal or indication by any party of its intention to submit an Alternative Restructuring Proposal. The Company Parties and/or the Company Parties’ advisors will make themselves reasonably available for separate weekly status update calls with the Consenting Creditors Advisors.

8.04. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9. Transfer of Equity Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claims/Interests Transferred) to counsel to (i) the Company Parties and (ii) the Consenting Creditors at or before the time of the proposed Transfer.

9.02. Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests.

9.03. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided, however, that such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors).

9.04. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10. Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement:

(a) it is validly existing and in good standing under the Laws of the state and/or country of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement and Israel Insolvency Law and to the knowledge of the Company Parties, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement (i) do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents, and (ii) have been duly approved by any necessary corporate action;

(d) it has not assigned, conveyed, sold, hypothecated or otherwise transferred all, any part of or any interest in any claim or Cause of Action that would be released pursuant to the releases set forth in the Restructuring Term Sheet or the Plan;

(e) except as expressly provided in this Agreement and subject to the Israel Insolvency Law, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(f) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12. Releases.

12.01. Consenting Creditor Party Releases. Effective upon consummation of the Plan, the Consenting Creditor Releasing Parties shall grant the release and exculpation provisions set forth in Annex 1 of the Restructuring Term Sheet, in the form and manner prescribed in the Restructuring Term Sheet, in favor of the Released Company Parties.

12.02. Company Party Releases. Effective upon consummation of the Plan, the Company Releasing Parties shall grant the release and exculpation provisions set forth in Annex 1 of the Restructuring Term Sheet, in the form and manner prescribed in the Restructuring Term Sheet, in favor of the Released Consenting Creditor Parties.

Section 13. Termination Events.

13.01. Consenting Creditors Termination Events. This Agreement may be terminated by the Consenting Creditors, by the delivery to the Company Parties of a written notice in accordance with Section 15.09 hereof upon the occurrence of the following events:

(a) the breach in any material respect by a Company Party, of any of the provisions of this Agreement that remains uncured for ten (10) calendar days after such terminating Consenting Creditor transmit a written notice in accordance with Section 15.09 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) calendar days after such terminating Consenting Creditor transmit a written notice in accordance with Section 15.09 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Consenting Creditor Party if any Consenting Creditor Party sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) unless waived by the Consenting Creditors, any Company Party fails to comply with the applicable Approved Budget and the Permitted Variances covenant set forth in the Restructuring Term Sheet;

(d) any Company Party fails to comply with its obligations under any retention agreement with the Consultants, and such failure remains uncured for ten (10) calendar days after such terminating Consenting Creditor transmit a written notice in accordance with Section 15.09 hereof detailing any such failure;

(e) the entry of an order by the Israeli Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Consenting Creditors) (i) dismissing the Israeli Debt Arrangement Proceedings, or (ii) rejecting the Plan;

(f) the entry of an order by the Bankruptcy Court or other court of competent jurisdiction, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Consenting Creditors), (i) dismissing the Chapter 15 Case of Gamida Ltd., (ii) denying recognition of the Israeli Debt Arrangement Proceedings as either foreign main or foreign non-main proceedings, or (iii) dismissing any Parallel Proceedings, if applicable;

(g) (1) immediately upon the failure to timely meet the Milestone with respect to the Plan Effective Date, or (2) the failure to timely meet any Milestone (other than the Milestone with respect to the Plan Effective Date) unless cured (to the extent curable) within five (5) calendar days after the date of the applicable Milestone by the Company Parties, and, in the case of either clauses (1) and (2) of this Section 13.01(g), which has not been waived or extended in a manner consistent with this Agreement; provided that, if the failure to achieve any such Milestone (other than other than the Milestone with respect to the Plan Effective Date) is caused by, or results from, the breach by any Consenting Creditor, as applicable, of its covenants, agreements, or other obligations under this Agreement, then none of the Consenting Creditor(s) may assert the right to terminate this Agreement pursuant to this Section 13.01(g);

(h) any Company Party (i) files, waives, amends or modifies, or files a pleading seeking approval of any Definitive Document or authority to waive, amend, or modify any Definitive Document (including any waiver of any term or condition therein) in a manner that is materially inconsistent with, or constitutes a material breach of, this Agreement (including with respect to the consent rights afforded the Consenting Creditors under this Agreement), without the prior written consent of the Consenting Creditors, (ii) files or supports any pleading that prevents, prohibits or otherwise restricts consummation of the Restructuring Transactions, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) through (iii), which remains uncured for three (3) calendar days;

(i) any Company Party files, proposes, or otherwise supports any plan of reorganization or liquidation other than the Plan or a merger or a sale of all or substantially all of a Company Party’s assets or shares;

(j) any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as provided for in this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition in any jurisdiction, including in the United States and Israel, (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official for a Company Party or for a substantial part of any Company Party’s assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment or arrangement for the benefit of creditors or (vi) takes any corporate action for the purpose of authorizing any of the foregoing; it being understood that the entering into this Agreement or any Definitive Document or the consummation of the transactions hereby or thereby shall not be deemed to constitute a termination event hereunder;

(k) any Company Party files or supports another party in filing (i) a motion or pleading challenging the amount, validity, or priority of any Claims held by any Consenting Creditor (or any liens securing such Claims) or (ii) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting Creditors;

(l) the Company Parties fail to pay any fees and expenses of the Senior Notes Trustee, the Secured Note Agent, the Secured Note Agent Advisors, the Senior Notes Trustee Advisors, or the Consenting Creditors Advisors upon presentment of an invoice or fee statement, which breach remains uncured for ten (10) calendar days after receipt by the Company Parties of notice of such breach (unless payment of any such invoice or fee statement would result in a breach of this Agreement pursuant to Section 13.01(c) herein);

(m) any of the Definitive Documents (i) shall have been materially and adversely amended or modified or (ii) shall have been withdrawn, in each case, without the consent of the Consenting Creditors, in each case, unless cured (to the extent curable) within three (3) calendar days after receipt by the Company Parties of notice of any event described in this clause (l);

(n) any Company Party proposes, or affirmatively approves any Alternative Restructuring Proposal;

(o) a claim is filed in Israeli Debt Arrangement Proceedings with respect to any purported material Company Claims/Interests or any other material Claim against the Company that is not included in the Approved Budget and deviates from the Approved Budget in a manner that would result in a breach of the Permitted Variance covenant set forth in the Restructuring Term Sheet; or

(p) any event, development, state of facts, change, circumstance, occurrence, condition or effect occurring after the Agreement Effective Date and prior to consummation of the Restructuring Transactions that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on any of (i) the operations, assets, liabilities or financial condition of the Company Parties taken as a whole, compared to their existing and contemplated condition as of the Agreement Effective Date, (ii) the consummation of the Restructuring Transactions, or (iii) the validity, perfection or priority of a lien in favor of the Secured Note Agent for the benefit of the Consenting Creditors under the Loan and Security Agreement.

13.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.09 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more of the Consenting Creditors of any provision set forth in this Agreement that remains uncured for ten (10) calendar days after such Company Party transmit a written notice in accordance with Section 15.09 hereof detailing any such breach;

(b) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal other than the Restructuring Transactions; or

(c) if, within three (3) Business Days following the Plan Effective Date, the Consenting Creditors fail to execute the Definitive Documents (in form and substance reasonably acceptable to the Company Parties and the Consenting Creditors) to consummate the transactions contemplated by the Plan;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) calendar days after such terminating Company Party transmits a written notice in accordance with Section 15.09 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party if a Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

13.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (i) the Consenting Creditors; and (ii) each Company Party.

13.04. Effect of Termination. Upon the occurrence of a Termination Date, this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (i) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (ii) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party. No purported termination of this Agreement shall be effective under this Section 13.04 if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.02(b). Nothing in this Section 13.04 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(b).

Section 14. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, solely in a writing signed by each Party.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of the Plan for purposes of Israel Insolvency Law or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Israel Insolvency Law, and/or other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by orders of the Israeli Court or the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ISRAEL, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT MAY RESULT IN THE APPICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COMPETENT COURT LOCATED IN THE DISTRICT OF TEL AVIV, STATE OF ISRAEL, WITH RESPECT TO ANY AND ALL DISPUTES ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

15.06. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.07. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.08. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

15.09. Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

Gamida Cell Ltd.

673 Boylston Street

Boston, Massachusetts 02116

Attention:	Abbey Jenkins
E-mail address:	[***]

with copies to (which shall not constitute notice):

Cooley LLP
110 N. Wacker Drive, Suite 4200
Chicago, Illinois 60606

Attention:	Erin J. Kirchner
E-mail address:	[***]

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention:	Michael Klein
E-mail address:	[***]

and

Meitar | Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Attention:	Haim Gueta and Pinni Yaniv
E-mail address:	[***]

(b) if to the Consenting Creditors, to:

Highbridge Capital Management LLC

277 Park Avenue, Floor 23

New York, New York 10172

Attention:	Damon P. Meyer
E-mail address:	[***]

with copies to:

King & Spalding LLP

110 N. Wacker Drive, Suite 3800

Chicago, IL 60606

Attention:	Matthew Warren
Email address:	[***]

and

Herzog, Fox & Neeman

Herzog Tower
6 Yitzhak Sade Street

Tel-Aviv 6777506, Israel

Attention:	Nir Dash & Ron Ben-Menachem
E-mail address:	[***]

Any notice given by delivery, mail, or courier shall be effective when received.

15.10. Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.11. Enforceability of Agreement. Each of the Parties, to the extent enforceable, waives any right to assert that the exercise of termination rights under this Agreement is subject to the applicable provisions under Israel Insolvency Law and automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.12. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence under the laws of Israel or otherwise, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.13. Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court, Israeli Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.14. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.15. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.16. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.17. Capacities of Consenting Creditors. Each Consenting Creditor has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.18. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 13.04 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

15.19. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Company Parties or the Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel. Notwithstanding the foregoing, this Section 15.19 shall not apply to amendments of this Agreement in accordance with Section 14.

15.20. Consenting Creditor Direction. The Consenting Secured Noteholders hereby authorize and direct the Secured Note Agent to execute and deliver this Agreement. The Consenting Senior Noteholders hereby authorize and direct the Senior Notes Trustee to execute and deliver this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[signature pages follow]

Company Parties’ Signature Page to
the Restructuring Support Agreement

Gamida cell ltd.

By:	/s/ Abigail Jenkins
Name:	Abigail Jenkins
Title:	President & Chief Executive Officer

gamida Cell Inc.

By:	/s/ Abigail Jenkins
Name:	Abigail Jenkins
Title:	President & Chief Executive Officer

Secured Note Agent and Senior Notes Trustee’s Signature Page to
the Restructuring Support Agreement

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Senior Notes Trustee

By:	/s/ Raye Goldsborough
Name:	Raye Goldsborough
Title:	Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Secured Note Agent

By:	/s/ Raye Goldsborough
Name:	Raye Goldsborough
Title:	Vice President

Consenting Creditor Signature Page to
the Restructuring Support Agreement

Consenting Creditor

Highbridge Tactical Credit Institutional Fund, Ltd.

By: Highbridge Capital Management, LLC, its trading manager, and not in its individual capacity

/s/ Jonathan Segal
Name: Jonathan Segal | Managing Director
Co-Chief Investment Officer
Highbridge Capital Management, LLC

Address: 277 Park Avenue, Floor 23, New York, New York 10172

Attention: Damon P. Meyer

E-mail address(es): [***]

Aggregate Amounts Beneficially Owned or Managed on Account of:
Secured Note Claims	$1,011,487.88
Senior Notes Claims	$9,100,000.00
Equity Interests

Consenting Creditor

Highbridge Tactical Credit Master Fund, L.P.

By: Highbridge Capital Management, LLC, its trading manager, and not in its individual capacity

/s/ Jonathan Segal
Name: Jonathan Segal | Managing Director
Co-Chief Investment Officer
Highbridge Capital Management, LLC

Address: 277 Park Avenue, Floor 23, New York, New York 10172

Attention: Damon P. Meyer

E-mail address(es): [***]

Aggregate Amounts Beneficially Owned or Managed on Account of:
Secured Note Claims	$3,971,211.05
Senior Notes Claims	$35,700,000.00
Equity Interests

Consenting Creditor

Highbridge Convertible Dislocation Fund, L.P.

By: Highbridge Capital Management, LLC, its trading manager, and not in its individual capacity

/s/ Jonathan Segal
Name: Jonathan Segal | Managing Director
Co-Chief Investment Officer
Highbridge Capital Management, LLC

Address: 277 Park Avenue, Floor 23, New York, New York 10172

Attention: Damon P. Meyer

E-mail address(es): [***]

Aggregate Amounts Beneficially Owned or Managed on Account of:
Secured Note Claims
Senior Notes Claims	$30,200,000.00
Equity Interests

SCHEDULE 1

Consenting Secured Noteholders

1.	Highbridge Tactical Credit Master Fund, L.P.

2.	Highbridge Tactical Credit Institutional Fund, Ltd.

SCHEDULE 2

Consenting Senior Noteholders

1.	Highbridge Tactical Credit Master Fund, L.P.

2.	Highbridge Tactical Credit Institutional Fund, Ltd.

3.	Highbridge Convertible Dislocation Fund, L.P.

EXHIBIT A

Restructuring Term Sheet

GAMIDA CELL LTD., et al.

RESTRUCTURING Term Sheet

This term sheet (the “Restructuring Term Sheet”) sets forth the principal terms of the Restructuring Transactions and certain related transactions concerning the Company Parties agreed to by the Consenting Creditors and the Company Parties. This Restructuring Term Sheet does not contain a complete list of all terms and conditions of the potential transactions described herein.

This Restructuring Term Sheet has been produced for discussion and settlement purposes only. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. This Restructuring Term Sheet is confidential and subject to applicable confidentiality provisions and agreements.

The Restructuring Transactions contemplated under this Restructuring Term Sheet will be implemented pursuant to the Restructuring Support Agreement and the agreed upon restructuring Plan (תוכנית הסדר), filed concurrently or immediately after execution of the Restructuring Support Agreement, as well as all other ancillary agreements and documents, and of any other completion of definitive documents, incorporating the terms set forth herein and the closing of any restructuring shall be subject to the terms and conditions set forth in such agreed and executed definitive documents. The regulatory, tax, accounting, and other legal and financial matters and effects related to the Restructuring Transactions, or any related restructuring or similar transaction have not been fully evaluated and any such evaluation may affect the terms and structure of any Restructuring Transactions or related transactions. Capitalized terms used but otherwise not defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES, LOANS OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE LAW.

Restructuring Transactions Overview
Implementation

The restructuring will be implemented through:

1.    the concurrent or substantially concurrent (i) execution of the Restructuring Support Agreement and (ii) commencement by the Company of debt arrangement proceedings pursuant to Part 10 to the Israeli Insolvency and Financial Rehabilitation Law, 2018 in the District Court of Beer Sheba (the “Israeli Debt Arrangement Proceedings”); and

2.    thereafter, the commencement (i) by Gamida Inc. of a case under chapter 15 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and, such case, the “Chapter 15 Case”) and, as necessary, (ii) any Parallel Proceedings.

The Restructuring Transactions will be subject to and carried-out in accordance with the terms and conditions of the Definitive Documents, the Restructuring Support Agreement (including the exhibits thereto), and the consent requirements set forth in each of the foregoing.

The Restructuring Transactions will be effectuated pursuant to a plan of arrangement to be filed on or immediately after the Agreement Effective Date and to be approved by the competent court under the Israeli Debt Arrangement Proceedings (the “Restructuring Plan”), followed by (i) recognition of the Israeli Debt Arrangement Proceedings and Restructuring Plan in the Chapter 15 Case, and (ii) any additional relief in any other Parallel Proceeding in order to effectuate the Restructuring Transactions.

Following entry by the Israeli Court of the Confirmation Order, and after the occurrence of the other events specified in the definition of the Plan Effective Date, the Restructuring Plan shall be effective on or before the Plan Effective Date (as defined below).

The Restructuring Plan will be carried out subject to the timeline contemplated by the other milestones set forth in this Restructuring Term Sheet, subject in each case (other than with respect to the Plan Effective Date) to reasonable extensions solely in order to accommodate the respective Israeli Court’s schedule or Bankruptcy Court’s schedule as necessary, and as consented to by the Consenting Creditors (the “Milestones”), provided, that, the Parties shall negotiate in good faith in connection with any additional funding needs of the Company as a result of the extension of any Milestones.

Restructuring Plan

Pursuant to the Restructuring Plan:

(a)   the Consenting Creditors will exchange 100% of the 5.875% exchangeable senior notes due 2026 (totaling $75 million in principal amount (and upon the Plan Effective Date waive all accrued and unpaid interest, fees and expenses) as of the Plan Effective Date) for 100% of the equity interests to be issued to them in (i) the reorganized Company (in the form of ordinary shares) and (ii) any affiliate of the reorganized Company as necessary to effectuate the Restructuring Transactions.

(b)   Other creditors of the Company will remain unimpaired and be paid in the ordinary course in accordance with their contractual or statutory rights, as specified in the Approved Budget (as defined below).

(c)   Subject to the terms of the CVRs specified below, holders of the ordinary shares of Gamida Ltd. as of immediately prior to the Plan Effective Date will receive CVRs for each ordinary share held as of immediately prior to the Plan Effective Date.

All outstanding Equity Interests as of immediately prior to the Plan Effective Date (“Existing Equity Interests”) will be cancelled on or immediately after the Plan Effective Date pursuant to the Restructuring Plan. In addition, unless otherwise consented to by the Consenting Creditors, (i) prior to the Plan Effective Date, the Company shall use all commercially reasonable efforts to de-list the Existing Equity Interests from the Nasdaq Stock Market and a Form 25 shall have been filed with the Securities and Exchange Commission by the Company or the Nasdaq Stock Market terminating the Company's reporting obligations under Section 12(b) of the Exchange Act, (ii) no later than the Plan Effective Date, post-effective amendments terminating the offering of all securities registered under the Securities Act shall have been filed with the Securities and Exchange Commission and become effective and (ii) on or prior to the Plan Effective Date, a Form 15 shall be filed with the Securities and Exchange Commission by the Company suspending the remaining reporting obligations of the Company under the Exchange Act.  As a result, the Company shall become a private company wholly owned by the Creditors.

The Restructuring Plan shall be in form and substance acceptable to the Consenting Creditors, including any releases granted therewith (such Restructuring Plan, as may be amended or modified, an “Acceptable Plan”).

Approved Budget	During the period of the Restructuring Plan (i.e., from the effective date of the Restructuring Support Agreement until the Plan Effective Date or the termination of the Restructuring Support Agreement in accordance with its terms, whichever comes first) (such period, the “Restructuring Period”), the Company will be managed as an ongoing concern in the ordinary course of its business pursuant to a 13-week cash flow forecast beginning with the week which includes the Agreement Effective Date through the thirteenth week thereafter showing anticipated receipts and disbursements in form and substance acceptable to the Consenting Creditors (as may be updated from time to time with the approval of the Consenting Creditors, the “Approved Budget”).

Permitted Variances

After the Agreement Effective Date, the Company shall deliver to the Consenting Creditors on each Friday during the Agreement Effective Period (each, a “Liquidity Report Date”), commencing with the Friday of the first full calendar week ending after the Agreement Effective Date, a weekly variance report (i) showing the unrestricted cash balance of the Company as of the Liquidity Report Date such date (such balance, the “Liquidity”) and (ii) comparing forecasted Liquidity under the Approved Budget against actual Liquidity, in each case as of the Liquidity Report Date.

During the Agreement Effective Period, the Company shall not permit actual Liquidity as of the applicable Liquidity Report Date to be less than 75% of the forecasted Liquidity under the Approved Budget for such Liquidity Report Date, excluding the cumulative effect of any variances in the line items for the Company Parties’ professional fee categories related to the Restructuring Transactions (collectively, the “Permitted Variances”).

Exit Financing

Upon the Plan Effective Date, the Company Parties and the Consenting Creditors shall enter into a new $50 million secured debt facility (collectively, the “Exit Financing Facility”), comprised of:

●    $30 million of new funding to be funded by way of a senior secured loan on or as soon as practicable following the Plan Effective Date;

●     100% of the outstanding secured debt obligations owing to Consenting Creditors by the Company Parties, equal to approximately $5 million (plus accrued and unpaid interest, fees and expenses); and

●     $15 million of additional commitments to be funded by way of delayed draw term loans on terms and conditions set forth in the Exit Financing Facility.

CVR

Non-transferable contingent value rights (“CVRs”) to be issued to the holders of Ordinary Shares providing for the payment of cash as described below upon the achievement of the following milestones.

●     If, within three (3) years following the Plan Effective Date, aggregate Omisirge US annual revenues exceed $100 million during any 4 (four) consecutive fiscal quarters, holders of the CVRs shall receive, in the aggregate, $10 million in cash.

●     If, within three (3) years following the Plan Effective Date, aggregate Omisirge US annual revenues exceed $150 million during any 4 (four) consecutive fiscal quarters, holders of the CVRs shall receive, in the aggregate, $15 million in cash.

●     Upon the occurrence of the first regulatory approval of any product associated with the NK platform within four (4) years following the Plan Effective Date, holders of the CVRs shall receive $2.5 million in cash.

CVRs to be structured in a tax efficient manner and so as not to constitute a security for purposes of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, in each case as agreed between the Company and the Consenting Creditors.

Retention of Consultants

On or prior to the Agreement Effective Date, the Consenting Creditors have engaged advisors to advise the Consenting Creditors on certain restructuring matters, including the Company’s cost structure and go-forward business planning (the “Consultants”). All reasonable fees and expenses of such Consultants (and such Consultants’ employees, associates, representatives and agents) will be paid by the Company Parties in accordance with the terms of the retention agreement for each Consultant.

The Company shall agree to provide the Consultants during the Restructuring Period with access to (i) all information reasonably requested by Consultants and (ii) the Company leadership and management team for discussions regarding cost structure and go-forward business planning.

On or prior to the Agreement Effective Date, Consultants and counsel for and on behalf of the Consenting Creditors have entered into a consulting agreement, agreed to and acknowledged by, and in form and substance reasonably acceptable to, the Consenting Creditors and the Company Parties (with respect to the quarterly consulting fee, expense reimbursement, and indemnity provisions), which includes that such Consultants shall be provided with full access to any information, discussions and documents reasonably requested by them, during the Restructuring Period, and counsel to the Consenting Creditors (at their direction) shall have the right to replace any such Consultant by a notice to the Company.

Additional Company Covenants	Except as permitted under the Restructuring Support Agreement, during the Restructuring Period, the Company will not enter into any material definitive agreement or transaction without the consent of the Consenting Creditors.
Milestones

The Restructuring Transactions shall be subject to the following Milestones, subject to extension with the consent of the Consenting Creditors:

1.     March 27, 2024: Initiation of Israeli Debt Arrangement Proceeding, through filing with the Israeli Court of the Restructuring Plan and initial motion regarding creditors meeting and Acceptable Plan.

2.     April 1, 2024: Commencement of shareholder and creditor notice period in Israeli Proceeding

3.     April 15, 2024: Commencement of Chapter 15 Case

4.     May 10, 2024: Hearing on Recognition Order in US proceedings

5.     May 13, 2024: Entry of Recognition Order.

6.     May 15, 2024: Effectiveness of the Restructuring Plan in Israeli Debt Arrangement Proceeding in accordance with the terms of the Restructuring Plan, which such effectiveness shall be conditioned upon entry of order by Israeli Court confirming the Restructuring Plan, necessary approvals by Company Parties implementing the Restructuring Transaction, execution by each applicable party of relevant Definitive Documents, and payment of all outstanding fees and expenses of the Consenting Creditor Advisors, the Secured Notes Agent, the Senior Notes Trustee, and advisors to the Secured Notes Agent and the Senior Notes Trustee (such date, the “Plan Effective Date”).

Other Terms
Chapter 15 Recognition Order	In accordance with the Milestones, the Bankruptcy Court shall enter one or more orders (i) recognizing the Israeli Debt Arrangement Proceedings and (ii) recognizing and giving full force and effect to the Restructuring Plan in the Chapter 15 Case.
Employee Matters

Pursuant to the Restructuring Support Agreement and this Restructuring Term Sheet, the Consenting Creditors consent to the continuation of the Company Parties’ wages, compensation, and benefits programs according to existing terms and practices, including executive compensation programs and executive employment agreements (the “Assumed Plans”); provided that (i) Assumed Plans shall not include any existing equity or equity-based programs and awards, and (ii) each Assumed Plan shall be amended, to the extent applicable, to exclude any right(s) to receive future equity or equity-based awards provided for under any Assumed Plans, and such awards and rights described in the foregoing subsections (i) and (ii) shall be terminated as of the Plan Effective Date for no consideration.

Without the prior written consent of the Consenting Creditors, the Company Parties will not be permitted to establish any annual, short-term or long-term compensation programs unless such program(s) are expressly contemplated in the Approved Budget.

During the Restructuring Period, the Company will not (i) hire or otherwise engage any new or former director, officer, employee, independent contractor, consultant or advisor, or (ii) terminate any current director, officer, employee, independent contractor, consultant or advisor of the Company, in each case without first obtaining the written consent of the Consenting Creditors.

The occurrence of the Agreement Effective Date or the Plan Effective Date shall not be deemed to result in an accelerated payment event or a “good reason” or other constructive termination event for purposes of any Company compensation or benefit plan.

Indemnification Obligations	Any obligations of the Company Parties pursuant to corporate charters, bylaws, limited partnership agreements, limited liability company agreements, written deeds of indemnity or indemnification agreements, or other organizational documents in place as of the Agreement Effective Date to indemnify, advance defense expenses and to provide exculpation to current and former officers, directors, partners, managers, members, agents, or employees with respect to all present and future claims, actions, suits, investigations and proceedings against the Company Parties or such directors, officers, managers, members, partners, agents, or employees, based upon any act or omission for or on behalf of the Company Parties (the “Indemnification Obligations”), shall survive and remain effective through and after the Plan Effective Date and will not be discharged or impaired by the Restructuring Support Agreement, any of the Definitive Documents, or the consummation of the Restructuring Plan or of any of the Restructuring Transactions; provided that the Company Parties shall not indemnify officers, directors, agents, or employees of the Company Parties for any claims or causes of action for which indemnification is barred under applicable law, the Company Parties’ organization documents (provided such documents contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, managers and officers than are presently set forth in the Company Parties’ existing organization documents), or applicable agreements with said directors, officers, managers, members, partners, agents, or employees governing the Company Parties’ indemnification, advancement of expenses or exculpation obligations thereto; provided further, that, for the avoidance of doubt, any obligations of the Company Parties to indemnify (i) the Senior Notes Trustee pursuant to the Senior Notes Indenture, and (ii) the Secured Note Agent pursuant to the Loan and Security Agreement shall survive and remain effective through and after the Plan Effective Date and will not be discharged or impaired by the Restructuring Support Agreement, any of the Definitive Documents, or the consummation of the Restructuring Plan or of any of the Restructuring Transactions. In addition, the Approved Budget shall include amounts sufficient (i) for purchase of a customary “tail” policy or policies with respect to the Company Parties’ existing director & officer liability policies and (ii) to reserve for the amount of the Company Parties’ retentions, if any, under such “tail” policy or policies.

Plan Releases and Exculpation	Any Acceptable Plan shall include release and exculpation provisions (and related definitions) substantially in the form set forth in Annex 1 to this Restructuring Term Sheet. The release and exculpation provisions hereunder shall not derogate from, and shall be in addition to, any existing exculpation obligations the D&O already have under applicable law and the respective Company Party’s governing documents or otherwise.
Fiduciary Obligations	Section 13.02 of the Restructuring Support Agreement provides that the Company may, upon advice of counsel, terminate the Restructuring Support Agreement if the Company determines (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal other than the Restructuring Transactions
Tax Structure	The terms of the Restructuring Transactions will be structured to maximize tax efficiencies for the Company Parties and the Consenting Creditors, as agreed to by the Consenting Creditors.
Definitive Documents	This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents, which shall be in form and substance subject to the consent rights set forth herein and in the Restructuring Support Agreement.

Annex 1

Plan Release and Exculpation Provisions

Section 1.	Releases by the Company Releasing Parties.

Notwithstanding anything to the contrary contained in the Plan or any other Definitive Document, for good and valuable consideration, the adequacy of which is hereby confirmed, upon entry of the Confirmation Order and effective as of the Plan Effective Date, to the fullest extent permitted by applicable law, each Released Consenting Creditor Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Company Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives (including any manager or foreign representative appointed in the Israeli Proceeding), from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Company Releasing Parties, that any such Person would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim against or any legal interests, equitable interests, contractual interests, equity interests or ownership interests (“Interests”) in a Company Party or other Person, or that any holder of any Company Claims/Interests against or in a Company or other Person could have asserted on behalf of the Company Releasing Parties, based on or relating to, or in any manner arising from, in whole or in part, any of the Company Releasing Parties (including the Company Releasing Parties’ capital structure, management, ownership, or operation thereof or otherwise), the subject matter of, or the transactions or events giving rise to, any Company Claims/Interests that is treated in the Plan, the business or contractual arrangements between any Company and any Released Consenting Creditor Party, the Company Releasing Parties’ in- or out-of-court restructuring efforts, the purchase, sale, or rescission of any security of the Company Releasing Parties, intercompany transactions between or among the Company Releasing Parties or an affiliate of the Company Releasing Parties and another Company or affiliate of a Company, the Israeli Debt Arrangement Proceedings or the commencement, filing or execution thereof, the Chapter 15 Case or the commencement, filing or execution thereof, the formulation, preparation, dissemination, solicitation, negotiation, entry into, filing or consummation of the Restructuring Support Agreement, the Plan, any other Definitive Document or any Restructuring Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Plan, any other Definitive Document, any of the Restructuring Transactions, the Israeli Debt Arrangement Proceedings or the commencement, filing or execution thereof, the Chapter 15 Case or the commencement, filing or execution thereof, the pursuit of Confirmation Order, the pursuit of Recognition Order, the pursuit of any additional orders from the Bankruptcy Court or Israeli Court in furtherance of the Restructuring Transactions, the pursuit of consummation of the Plan or any Restructuring Transaction, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (1) any obligations arising on or after the Plan Effective Date of any party or Person under the Plan, the Confirmation Order, or any post-Plan Effective Date transaction contemplated by the Plan or the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in any supplement to the Plan, if any) executed to implement the Plan or the Restructuring Transactions; or (2) the rights of any holder of allowed Claims to receive distributions under the Plan.

Section 2.	Releases by the Consenting Creditor Releasing Parties

Notwithstanding anything to the contrary contained in the Plan or any other Definitive Document, for good and valuable consideration, the adequacy of which is hereby confirmed, upon entry of the Confirmation Order and effective as of the Plan Effective Date, to the fullest extent permitted by applicable law, each Released Company Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Consenting Creditor Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, (including any manager or foreign representative appointed in the Israeli Proceeding) from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Consenting Creditor Releasing Parties, that any such Person would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Company Party or a Consenting Creditor or other Person, or that any holder of any Company Claims/Interests against or in a Company Party or a Consenting Creditor or other Person could have asserted on behalf of a Consenting Creditor Releasing Party, based on or relating to, or in any manner arising from, in whole or in part, any of the Released Company Parties (including the Released Company Parties’ capital structure, management, ownership, or operation thereof or otherwise), the subject matter of, or the transactions or events giving rise to, any Company Claims/Interests that is treated in the Plan, the business or contractual arrangements between any Consenting Creditor Releasing Party and any Released Company Party, the Released Company Parties’ in- or out-of-court restructuring efforts, the purchase, sale, or rescission of any security of any Released Company Party, any intercompany transactions between or among the Released Company Parties or an affiliate of the Released Company Parties and another Company or affiliate of a Company, the Israeli Debt Arrangement Proceedings or the commencement, filing or execution thereof, the Chapter 15 Case or the commencement, filing or execution thereof, the formulation, preparation, dissemination, solicitation, negotiation, entry into, filing or consummation of the Restructuring Support Agreement, the Plan, any other Definitive Document or any Restructuring Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Plan, any other Definitive Document, any of the Restructuring Transactions, the Israeli Debt Arrangement Proceedings or the commencement, filing or execution thereof, the Chapter 15 Case or the commencement, filing or execution thereof, the pursuit of Confirmation Order, the pursuit of Recognition Order, the pursuit of any additional orders from the Bankruptcy Court or Israeli Court in furtherance of the Restructuring Transactions, the pursuit of consummation of the Plan or any Restructuring Transaction, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations arising on or after the Plan Effective Date of any party or Person under the Plan, the Confirmation Order, or any post-Plan Effective Date transaction contemplated by the Plan or the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in any supplement to the Plan, if any) executed to implement the Plan or the Restructuring Transactions; or (2) the rights of any holder of allowed Claims to receive distributions under the Plan.

Section 3.	Exculpation.

Except as otherwise specifically provided in the Plan, and to the fullest extent permissible under applicable law, no Released Company Party shall have or incur any liability for, and each Released Company Party shall be released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Israeli Debt Arrangement Proceedings or the Chapter 15 Case prior to the Plan Effective Date, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Plan, any other Definitive Document, or any Restructuring Transaction, or any contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Plan, any other Definitive Document, any of the Restructuring Transactions, the commencement of the Israeli Debt Arrangement Proceedings or the Chapter 15 Case, the pursuit of Confirmation Order, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Confirmation Order to have constituted gross negligence, willful misconduct, or actual fraud. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any obligations arising on or after the Plan Effective Date of any Person under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the any supplement to the Plan, if any) executed to implement the Plan.

Section 4.	Injunction.

Effective as of the Plan Effective Date, all Persons that have held, hold, or may hold Claims, Interests, or Causes of Actions that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Persons on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Persons or the property or the estates of such Persons on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Persons or against the property of such Persons on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions unless such holder has filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions released, settled or subject to exculpation pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any obligations arising on or after the Plan Effective Date of any Person under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the any supplement to the Plan, if any) executed to implement the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Each holder of an allowed Claim or allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Annex 1.

EXHIBIT B

Form of Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 26, 2024 (the “Agreement”),1 by and among Gamida Cell Ltd., a limited liability company organized under the laws of the State of Israel, and Gamida Cell Inc., a Delaware corporation and wholly-owned subsidiary of Gamida Ltd., collectively as the Company Parties, the Consenting Creditors, the Secured Note Agent, and the Senior Notes Trustee, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “[Consenting Secured Noteholder/Consenting Senior Noteholder]” and a “Consenting Creditor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Claims
Second Lien Claims
Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

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